Kevin Kohn

August 27, 2004

Dear Kevin:

I am pleased to offer you the position of Executive Vice President, Marketing reporting to the Chief Executive Officer with a scheduled start date of September 15, 2004. This letter shall confirm the terms and conditions of our employment offer to you:

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You will be paid salary at an annual rate of $200,000 (two hundred thousand dollars) according to our payroll practices (we currently pay salary on a semimonthly basis: the 15th and last day of each month).

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You will qualify for the LivePerson bonus plan under terms comparable to other LivePerson employees of similar role and responsibility. You will have an initial target bonus for 2004 of $70,000. Your actual 2004 bonus payout will be based on the profitability of the company, your individual bonus target (prorated for the portion of 2004 that you were employed at LivePerson), and your personal contribution to the company’s efforts. Your actual bonus payment may be greater or less than your target bonus based on these criteria. You must be employed by LivePerson as a full-time employee at the time of bonus payments to qualify for and receive a payment.

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You will be granted an option to purchase 280,000 shares of LivePerson common stock at a strike price equal to the market price on the grant date. This option will be granted under the terms and conditions of the LivePerson Incentive Stock Option Plan and the Notice of Grant of Stock Option, which will be issued to you at the time of the grant. The vesting schedule is a four-year vesting schedule as follows: 25% on first anniversary date; 25% on second anniversary date; 25% on third anniversary date; 25% on fourth anniversary date.

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You will be granted a fully vested option to purchase 20,000 shares of LivePerson common stock at a strike price equal to the market price on the grant date. This option will be granted under the terms and conditions of the LivePerson Incentive Stock Option Plan and the Notice of Grant of Stock Option, which will be issued to you at the time of the grant.

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If you are terminated Without Cause during your first twelve (12) months of employment, you will continue to receive your base salary for six (6) months following such termination. If you are terminated Without Cause after this period, you will receive your then current base salary for three (3 months) following such termination. Termination Without Cause shall be defined as termination of employment other than for death, disability or Termination for Cause. Cause shall be defined as willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) with respect to the Employee’s duties and responsibilities which results or is likely to result in material damage to the Company in the sole discretion of the Board of Directors.

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You will be eligible to enroll in the LivePerson health and disability insurance program on the first day of the month on or following your employment start date subject to the terms and conditions of the applicable plans and policies.

•	You will be eligible to join the company’s 401K savings plan on the first day of the month following your employment start date.

•	You will receive annual performance evaluations and salary reviews as per company policy.

•	You will receive further orientation regarding benefits and company policies on or shortly after your start date.

•	You will be entitled to standard vacation under the LivePerson Vacation policy, equal to 3 weeks per year pro rated for the portion of the year employed.

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This offer is made contingent upon the successful completion of the Company’s pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work in the United States, as required by law.

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By signing this letter you confirm that you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson. Further, you agree that you will not use or disclose any confidential or proprietary information to any third party, including any previous or subsequent employer.

Please indicate your acceptance of this offer by signing below and returning one copy to our office. Enclosed is some additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Final employment is contingent upon the return of the requested material. If you have any questions, please do not hesitate to contact me.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us. We hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Tim Bixby
Tim Bixby	Accepted by:	/s/ Kevin Kohn	8/31/04
President/CFO		Kevin Kohn	Date